Exhibit 10.2

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated the 9th day of August, 2016, is made by and between Perceptron, Inc., a Michigan corporation (“Perceptron”), and Moab Partners, L.P. and Moab Capital Partners, LLC (collectively, the “Holders”).

WHEREAS, Perceptron and Holders have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1. Representations and Warranties of Holders. Holders, on behalf of themselves and their affiliates, hereby represent and warrant to Perceptron as follows:

a. Holders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by Holders, constitutes the valid and binding obligation and agreement of Holders and is enforceable against Holders in accordance with its terms.

c. Moab Capital Partners, LLC, and Michael Rothenberg have beneficial ownership of 844,898 shares and Moab Partners, L.P. has beneficial ownership of 791,762 shares of common stock of Perceptron, respectively. No other affiliate or associate of Holders beneficially owns any shares or rights to acquire shares of common stock of Perceptron. For purposes of this Agreement, “affiliate” and “associate” have the meanings set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

d. There are no arrangements, agreements or understandings (whether compensatory or otherwise) between Holders and the Holders Directors (as defined in Section 4) or, other than the current section 13 group relationship, there are no agreements or understandings (whether compensatory or otherwise) between Holders and the Holders under the Standstill Agreement (as defined in Section 4).

2. Representations and Warranties of Perceptron. Perceptron hereby represents and warrants to Holders, as follows:

a. Perceptron has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by Perceptron, constitutes the valid and binding obligation and agreement of Perceptron and is enforceable against Perceptron in accordance with its terms.

3. Holders’ Conduct.

a. At all meetings of shareholders during the Covered Period (as defined in Section 8), or in connection with any consent for shareholder action in lieu of a meeting, Holders shall cause all shares of common stock or other voting securities of Perceptron beneficially owned, directly or indirectly by them, or by any of their affiliates or associates, to be present for quorum purposes and to be voted for each of Perceptron’s nominees for election to the Board, in favor of Perceptron’s “say-on-pay” proposal, for the ratification of the appointment of Perceptron’s independent auditors and, in other matters, in accordance with the recommendation of the Board,. If requested by Perceptron, Holders shall consider but shall not be required to publicly support the election of each of Perceptron’s nominees for election to the Board.

b. This Agreement shall constitute a voting agreement under Section 461 of the Michigan Business Corporation Act.

c. During the Covered Period, Holders constitute and appoint W. Richard Marz and David Watza, or either of them, each with the power of substitution, and hereby authorizes them to represent and vote the shares of common stock or other voting securities of Perceptron beneficially owned by Holders at any meeting of the shareholders of Perceptron and to give consent with respect to any action proposed to be taken by consent in lieu of a shareholders meeting, as provided for under this Agreement, but only to the extent that the Holders fail to vote such shares or voting securities as required by this Agreement. Holders hereby ratify all that the proxies named herein or substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. Holders hereby affirm that the irrevocable proxy set forth in this Section 3 is coupled with an interest. The proxy may not be revoked during the Covered Period. Holders shall cause their affiliates and associates who, to the actual knowledge of Holders as of the date hereof (without any obligation to inquire or conduct any investigation), beneficially own shares of common stock or other voting securities of Perceptron to take all actions under this Section 3(c) as though they were Holders. For the avoidance of doubt, the proxy described in this Section 3(c) shall be revoked automatically upon the termination of this Agreement and may be revoked by the Holders after the expiration of the Covered Period.

d. During the Covered Period, Holders will not, and will cause its affiliates and associates not to, directly or indirectly:

(i) (A) effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a “participant” in (as such term is used in Regulation 14A of the Exchange Act), or (B) announce any intention to effect, seek, or offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a participant in or (C) in any way knowingly assist, facilitate or encourage any other person to effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or announce any intention to effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a participant in, any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents for shareholder action in lieu of a meeting (whether or not related to the election or removal of directors) with respect to any common stock or other voting securities of Perceptron or any of its subsidiaries, or the initiation, proposal, encouragement or solicitation of shareholders of Perceptron for the approval of any shareholder proposals, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise, with respect to Perceptron, or the solicitation, advisement or influence of any person with respect to the voting of any common stock or other voting securities of Perceptron;

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(ii) make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or through the press, media, analysts or other persons, that disparages, defames or slanders Perceptron or its affiliates or any of their respective current or former officers, directors, or employees;

(iii) initiate any litigation against Perceptron or any members of its Board of Directors, officers, employees or agents, except to enforce the terms of this Agreement or alleging fraud;

(iv) make any proposal, offer or public announcement involving, or propose to enter into, or assist or encourage any other person with respect to, directly or indirectly, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Perceptron or take any action which would reasonably be expected to require Perceptron to make a public announcement regarding any of the foregoing actions; provided that nothing herein shall limit Holders’ ability to discuss with Perceptron’s Board of Directors (the “Board”), or to propose to the Board through non-public communications that the Board consider, any of the foregoing types of transactions, except to the extent such action requires any of the Holders to make any filings under the Exchange Act or any other securities laws;

(v) Other than the current section 13 “group” that exists between the Holders and the Holders under the Standstill Agreement, which will be terminated promptly following the execution of this Agreement and not reformed during the term of this Agreement, form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to common stock or other voting securities of Perceptron;

(vi) otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the shareholders, management, the Board or policies of Perceptron, other than through non-public communications with the Board;

(vii) alone or in concert with others, (i) call or seek to call any meeting of shareholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of shareholders, (ii) seek to have the shareholders authorize or take corporate action by written consent without a meeting, solicit any consents from shareholders or grant any consent or proxy for a consent to any third party seeking to have the shareholders authorize or take corporate action by written consent without a meeting, (iii) seek representation on the Board or its subsidiaries, (iv) seek, or vote for or support another party seeking, the removal of any member of the Perceptron Board or any of its subsidiaries, or (v) conduct or seek to conduct a referendum of shareholders;

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(viii) take any action in support of or make any proposal or request that constitute: (A) advising, controlling, changing or influencing the Board or management of Perceptron, including any plans or proposals to change the number or term of directors, the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Perceptron; (C) any other material change in Perceptron’s management, business or corporate structure; (D) seeking to have Perceptron waive or make amendments or modifications to Perceptron’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of Perceptron by any person; (E) causing a class of securities of Perceptron to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of Perceptron to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided that nothing herein shall limit Holders’ ability to discuss with members of the Board through non-public communications, or propose through non-public communications to the Board that the Board consider, any of the foregoing types of matters;

(ix) make any proposal, or take, cause or seek to cause others to take, directly or indirectly, any action inconsistent with this Section 3; or

(x) publicly make or disclose any request to amend, waive or terminate any provision of this Agreement.

e. Holders shall promptly file an amendment to their current Schedules 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Holders shall provide Perceptron and its counsel with a copy of such amendment within a reasonable period (and, in any event, at least one business day) in advance of filing such amendment with the SEC in order to provide Perceptron with a reasonable opportunity to review and comment on such materials. Holders shall, in good faith, take into consideration the comments received from Perceptron and its counsel on such amendment and shall take reasonable efforts to incorporate such comments into the applicable materials. Notwithstanding the foregoing, in the event Holders do not receive comments from Perceptron and its counsel with sufficient time to consider and/or incorporate such comments prior to the due date of such filing, nothing herein shall prevent Holders from timely filing such amendment without incorporating Perceptron’s comments.

4. Directorships.

a.   In partial consideration of the representations, warranties and covenants of Holders herein, Perceptron separately has agreed, pursuant to a Standstill Agreement, dated August 9, 2016, between Perceptron and Harbert Discovery Fund LP, et al (the “Standstill Agreement”), to appoint William Taylor, James Ratigan and Jack Bryant (each a “Holders Director”) to serve as Directors, and to nominate, recommend and support each of the Holders Directors for election at each Annual Meeting of the Shareholders of Perceptron during the Covered Period.

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b.  Perceptron agrees that subject to the full execution of the Standstill Agreement, (i) upon Perceptron’s receipt of a written reaffirmation from each Holders Director to serve as a Director, each of the Holders Directors will be immediately appointed to the Board to fill vacancies left by the resignations of Kenneth R. Dabrowski and Philip J. DeCocco, and the Board will be expanded to seven members; (ii) Jack Bryant will immediately be added as a member of the Nominating and Corporate Governance Committee; (iii) William Taylor will be immediately added as a member of the Management Development Committee; (iv) James Ratigan will be immediately added as a member of the Audit Committee; (v) Jack Bryant, William Taylor, and James Ratigan may also serve on additional existing or newly created Committees of the Board; (vi) the Board size will be set at seven members and maintained at that Board size; and (vii) upon the appointment of a new President and Chief Executive Officer, the new President and Chief Executive Officer will be appointed to the Board to fill a vacancy left by the resignation of either Robert S. Oswald or Terryll R. Smith, who will resign at that time to facilitate such appointment.

5. Litigation. Perceptron will not, directly or indirectly, initiate any litigation against Holders, except to enforce the terms of this Agreement or alleging fraud.

6. Dispositions. Except as provided below, Holders may dispose of any shares of Perceptron common stock in any manner and at any time.

a. Holders agree that they will not transfer or dispose of any shares of Perceptron common stock in an open market transaction if, to the actual knowledge of Holders, (without any obligation to inquire or conduct any investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Perceptron common stock then outstanding.

b. Holders agree that they will not transfer or dispose of any shares of Perceptron common stock in a private transaction if, to the actual knowledge of Holders (after reasonable inquiry or investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Perceptron common stock then outstanding. For these purposes, a representation from the person making such acquisition that it will not beneficially own, together with its affiliates and any member of a “group” in which such acquirer is a party, immediately following such acquisition, 5% or more of the Perceptron common stock then outstanding, shall be deemed a reasonable inquiry or investigation.

c. The restrictions set forth in Section 6(a) and 6(b) above shall not apply to any dispositions made in connection with any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Perceptron that is supported by a majority of the Board.

7. Certification. At any time and from time to time during the Covered Period, Holders shall, upon request of Perceptron, certify to Perceptron as to the number of shares of common stock or other voting securities of Perceptron they and their affiliates and associates beneficially own and that they and their affiliates and associates have voted such common stock and securities as required by this Agreement.

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8. Termination. This Agreement is effective as of the date hereof and shall remain in full force and effect until the termination of the Standstill Agreement (the “Covered Period”).

9. Public Announcement. Perceptron shall promptly disclose the existence of this Agreement after its execution pursuant to a press release substantially in the form attached hereto as Exhibit A; however, neither party shall disclose the existence of this Agreement until the press release is issued. Holders shall not make any public announcement or public statement that is inconsistent with or contrary to the statements made in the press release.

10. Remedies. Perceptron and Holders acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity.

11. Notices. All notice requirements and other communications shall be deemed given when delivered personally or by email, or on the following business day after being sent by overnight courier with a nationally recognized courier service such as Federal Express, addressed to Holders and Perceptron as follows:

Perceptron:

David Watza

Perceptron, Inc.

47827 Halyard Drive

Plymouth, MI 48170

dwatza@perceptron.com

With a copy to:

Thomas S. Vaughn.

Dykema Gossett PLLC

Address: 400 Renaissance Center

Detroit, Michigan 48243

Email: tvaughn@dykema.com

Holders:

Michael Rothenberg

Moab Capital Partners, LLC

15 East 62nd Street

New York, New York 10065

MR@moabpartners.com

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With a copy to:

Andrew Freedman

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

afreedman@olshanlaw.com

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

13. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of state courts located in Michigan and federal courts located in Wayne County, Michigan, for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 11 of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state court located in Michigan or federal court located in Wayne County, Michigan; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state court located in Michigan or federal court located in Wayne County, Michigan, has been brought in an inconvenient forum.

16. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

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18. Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement, but will not survive the termination of this Agreement; provided, however, that any claim that a party may have for a breach of this Agreement occurring prior to the termination of this Agreement shall survive such termination.

19. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

20. Further Action. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

21. Expenses. Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

22. Compliance. Holders shall be responsible for any breach or failure to comply with the terms of this Agreement on the part of any of their affiliates or associates.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PERCEPTRON, INC.

By:	/s/ W. Richard Marz
Name: W. Richard Marz
Title: Chairman of the Board, President and Chief Executive Officer

MOAB PARTNERS, L.P.

By:	/s/ Michael Rothenberg
Name: Michael Rothenberg
Title: General Partner of Moab GP LLC the General Partner of Moab Partners, LP

MOAB CAPITAL PARTNERS, LLC

By:	/s/ Michael Rothenberg
Name: Michael Rothenberg
Title: President

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EXHIBIT A

PRESS RELEASE

[ATTACHED]

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Perceptron Appoints William C. Taylor, James A. Ratigan and John F. Bryant to the Board of Directors

PLYMOUTH, Mich., Aug. 09, 2016 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced that William C. Taylor, James A. Ratigan and John F. Bryant have joined the Company’s Board of Directors.  The new directors fill vacancies left by the resignations of Kenneth R. Dabrowski and Philip J. DeCocco and the expansion of the Board from six to seven members.

“We are grateful to Ken and Phil for their many years of service to Perceptron and thank them for their contributions as members of our Board,” stated W. Richard Marz, Chairman of the Board, President and CEO.  “At the same time, we welcome Bill, Jim and Jack to the Board and look forward to working with them as we continue to build value for our shareholders.”

In connection with these appointments, on August 9, 2016, the Company entered into a Standstill Agreement with Harbert Discovery Fund, LP and certain of Harbert’s affiliates and a Voting Agreement with Moab Partners, L.P. and Moab Capital Partners, LLC, copies of which were filed by the Company with the Securities and Exchange Commission as exhibits to the Company’s Form 8-K.

William C. Taylor
Mr. Taylor has served as President of the Economic Development Partnership of Alabama (the “EDPA”), a private, statewide organization that works to attract and retain business and industry and address other critical issues affecting economic development such as workforce development, since 2009.  Prior to joining the EDPA, Mr. Taylor worked for Mercedes-Benz U.S. International, Inc., where he served as President and CEO from 1999 to 2009 and Vice President Operations from 1993 to 1999.  Prior to joining Mercedes-Benz, Mr. Taylor served as the Vice President Manufacturing of Toyota Motor Manufacturing Canada from 1987 to 1993 and held various roles with Ford Motor Company Canada from 1969 to 1987.  Mr. Taylor holds a B.A in Business Administration from the University of Western Ontario, Canada.

James A. Ratigan
Mr. Ratigan has served as an Adjunct Professor of Business Administration at Delaware Valley University since 2015.  Prior to that, he served as Chief Financial Officer of Nitric BioTherapeutics, Inc., a privately held specialty pharmaceutical, drug delivery systems and biotechnology company, from 2005 to 2014.  From August 2003 to April 2006, Mr. Ratigan was an independent consultant providing consultative services to two specialty pharmaceutical companies, a biotechnology company and a private equity firm.  Mr. Ratigan was Executive Vice President, Chief Financial Officer and Secretary of Orapharma, Inc. from June 1997 to August 2003, a publicly-held specialty pharmaceutical company that was acquired by Johnson and Johnson, Inc.  Mr. Ratigan was a director of Perceptron from 1989 to 1996 and from 2003 to 2013. He served as Perceptron’s Chief Operating Officer from May 1994 to April 1996 and Chief Financial Officer from December 1993 to June 1996. Mr. Ratigan holds a B.S. in Accounting and Finance from LaSalle University.

John F. Bryant
Mr. Bryant has been a Director and Co-Portfolio Manager of the Harbert Discovery Fund GP, LLC, an investment management firm that serves as the General Partner of Harbert Discovery Fund, LP, since 2014.  Prior to joining Harbert, from 2007 until 2012, Mr. Bryant served as Vice President of BlackRock, Inc., a multinational investment corporation, where he focused on developing, seeding, and launching new proprietary investment funds.  Mr. Bryant holds an MBA from the Darden School of Business at the University of Virginia and a B.A in Economics from The University of the South.

About Perceptron®
Perceptron (NASDAQ:PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs.  Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the UK.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Whenever possible, we have identified these forward-looking statements by words such as "will," "should," "believes," "expects," "anticipates," "estimates," "prospects," "outlook" or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for fiscal 2015. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Contact:

Bob Burton
Lambert, Edwards & Associates
investors@perceptron.com
(616) 233-0500